For Further Information:

—————AT THE COMPANY—————      ———AT ASHTON PARTNERS————

Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

TUESDAY, MARCH 11, 2008

A. M. Castle & Co. Reports 2007 Fourth Quarter and Year End Results;
Announces Record Sales and SecondHighest Net Income in Company History

FRANKLIN PARK, IL, MARCH 11th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions,today reported financial results for the fourth quarter and full year ended December 31, 2007.

For the fourth quarter, consolidated net sales were $322.1 million, equal to the $322.0 million in the fourth quarter of 2006. Net earnings for the quarter were $6.7 million, or $0.29 per diluted share as compared to $9.0 million, or $0.47 per diluted share in the prior year.

In May 2007, the Company completed a successful secondary equity offering of 5 million shares which had a $0.06 per share dilutive impact on fourth quarter 2007 earnings.

For the year, consolidated net sales were a record $1,420.4 million, an increase of $242.8 million, or 20.6% over 2006. Net earnings were $51.2 million, or $2.41 per diluted share as compared to $54.2 million, or $2.89 per diluted share in 2006. The May 2007 equity offering had a $0.30 per share dilutive impact on fiscal year 2007 earnings.

The Company reported significant cash flow in 2007 which combined with proceedsfrom the May secondary equity offering drove debt-to-capital down from 51.2% at the start of the year to 18.3% at year-end.

“As anticipated our fourth quarter results were weaker than the balance of the year. This was due to typical seasonal slowness and lower margins, especially in our aerospace business as we continued to experience the impact of excess inventory of heat-treated aluminum plate in the aerospace supply chain,” stated Michael Goldberg, President and CEO of A. M. Castle.

 “For the fiscal year 2007, we achieved record sales and earnings that were second only to 2006 despite some challenging market dynamics. Aerospace and oil & gas demand remained strong, but we experienced softer demand in the balance of the business coming off record high levels of activity in 2006. Overall material pricing was favorable versus 2006, but there were some volatile swings throughout the year, especially in our nickel and stainless products.”

     “We continued to make excellent progress in the execution of our long-term strategic plan. Amongst our key strategic initiatives in 2007, we successfully integrated the Transtar acquisition whereby one-third of our revenue stream is now tied to the growing aerospace and defense industry. Our Oracle ERP project moved beyond the design phase and we are on track to complete our first implementation wave early in the second quarter of 2008. We expect to have the balance of our Metals segment converted onto this powerful platform by year-end. Our international expansion included our investment in a Shanghai, China facility which will be fully operational in the second quarter of 2008 and the January 2008 acquisition of Metals UK Group,” added Goldberg.

     Metal segment sales were $294.0 million in the fourth quarter, $1.1 million less than the fourth quarter of 2006. Volume was down 7.1%, while material price increases were up 7.3%.

     Plastic segment sales were $28.1 million in the quarter, an increase of $1.2 million versus the fourth quarter of last year.

     For the full year, Metal segment sales were $1,304.7 million, an increase of $242.1 million or, 22.8% versus 2006. The Transtar acquisition accounted for $191.7 million of the increase. Material price increases accounted for 14.2% of the growth, excluding Transtar, with volume and product mix accounting for the balance of the year-over-year sales change.

     Plastic segment sales for fiscal year 2007 were $115.6 million, an increase of $0.6 million versus last year.

     “As we enter 2008, we believe many of the markets we serve will remain strong, supporting further sales growth. We have not seen any significant the early weeks of 2008 and we remain positioned in end markets that are not tied to the weaker residential construction or automotive industries. However, it is prudent that we remain cautious about the outlook. Material pricing has stabilized at historically high levels and we believe they will remain favorable for most of our products. Margins will likely remain at current competitive levels, even in aerospace, as the industry continues to work through inventory already in the pipeline due in part to the well-publicized production delays in large commercial aircraft. In the second half of 2007 we reduced inventory by $40.0 million and we have targeted further improvements in our inventory turnover for 2008. In summary, 2008 has the potential of being another promising year for our Company, and I am excited about the opportunities that lie ahead,” Goldberg concluded.

Webcast Information

Management will hold a conference call at 11:00 a.m. ET today to review the Company's results for the three month and twelve month periods ended December 31, 2007. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

     An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 1108950.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol "CAS".

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company's reports on file with the Securities Exchange Commission.

     The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company's operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by ther companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

A. M. Castle & Co.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Year
(Dollars in thousands, except per share data)	Months Ended		Ended
Unaudited	Dec 31,		Dec 31,
	2007	2006	2007	2006

Net sales	$322,075	$321,990	$1,420,353	$1,177,600

Costs and expenses:
Cost of materials (exclusive of depreciation and amortization)	239,521	233,098	1,032,355	839,234
Warehouse, processing and delivery expense	34,994	34,484	139,993	123,204
Sales, general, and administrative expense	31,960	32,601	137,153	109,407
Depreciation and amortization expense	5,401	4,968	20,177	13,290
Operating income	10,199	16,839	90,675	92,465

Interest expense, net	(1,729)	(4,353)	(12,899)	(8,302)

Income before income taxes and equity in earnings of joint venture	8,470	12,486	77,776	84,163

Income taxes	(3,350)	(4,219)	(31,294)	(33,330)
Net income before equity in earnings of joint venture	5,120	8,267	46,482	50,833

Equity in earnings of joint venture	1,579	954	5,324	4,286
Net income	6,699	9,221	51,806	55,119

Preferred stock dividends	-	(242)	(593)	(963)
Net income applicable to common stock	$ 6,699	$8,979	$51,213	$54,156

Basic earnings per share	$0.30	$0.49	$2.49	$2.95
Diluted earnings per share	$0.29	$0.47	$2.41	$2.89

EBITDA *	$17,179	$22,761	$116,176	$110,041

*Earnings before interest, taxes, and depreciation and amortization
Reconciliation of EBITDA to net income:	For the Three		For the Twelve
	MonthsEnded		MonthsEnded
	Dec31,		Dec31,
	2007	2006	2007	2006

Net income	$6,699	$9,221	$51,806	$55,119
Depreciation and amortization expense	5,401	4,968	20,177	13,290
Interest expense, net	1,729	4,353	12,899	8,302
Income taxes	3,350	4,219	31,294	33,330
EBITDA	$17,179	$22,761	$116,176	$110,041

A. M. Castle & Co.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)	As of
Unaudited	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$22,970	$9,526
Accounts receivable, less allowances of $3,220 at December 31,
2007 and $3,112 at December 31, 2006	146,675	160,999
	207,284	202,394
Inventories, principally on last-in, first-out basis, (latest cost higher by $142,118 at December 31, 2007 and $128,404 at December 31, 2006)
Other current assets	13,462	18,743
Total current assets	390,391	391,662
Investment in joint venture	17,419	13,577
Goodwill	101,540	101,783
Intangible assets	59,602	66,169
Prepaid pension cost	25,426	5,681
Other assets	7,516	5,850
Property, plant and equipment, at cost
Land	5,196	5,221
Building	48,727	49,017
Machinery and equipment (includes construction in progress)	155,950	141,090
	209,873	195,328
Less - accumulated depreciation	(134,763)	(124,930)
	75,110	70,398
Total assets	$ 677,004	$655,120

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$109,055	$117,561
Accrued liabilities	33,143	30,152
Income taxes payable	2,497	931
Deferred income taxes - current	7,298	16,339
Current portion of long-term debt	7,037	12,834
Short-term debt	18,739	123,261
Total current liabilities	177,769	301,078
Long-term debt, less current portion	60,712	90,051
Deferred income taxes	37,760	31,782
Other non-current liabilities	15,688	16,302
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; no shares issued at December 31, 2007 and 12,000 shares
issued and outstanding at December 31, 2006	-	11,239
Common stock, $0.01 par value - 30,000,000 shares authorized;
22,330,946 shares issued and 22,097,869 outstanding at
December 31, 2007; and 17,085,091 shares issued and
16,722,977 shares outstanding at December 31, 2006	223	170
Additional paid-in capital	179,707	69,775
Retained earnings	207,134	160,625
Accumulated other comprehensive income (loss)	1,498	(18,504)
Deferred unearned compensation	-	(1,392)
Treasury stock, at cost - 233,077 shares in 2007
and 362,114 shares in 2006	(3,487)	(6,006)
Total stockholders' equity	385,075	215,907
Total liabilities and stockholders' equity	$ 677,004	$ 655,120

A. M. Castle & Co.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)	For the Year
Unaudited	Ended Dec 31,
	2007	2006

Operating activities:
Net income	$51,806	$55,119
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization	20,177	13,290
Amortization of deferred gain	(907)	(760)
Loss on disposal of fixed assets	1,293	94
Loss on sale of subsidiary	425	-
Impairment of long-lived asset	589	-
Equity in earnings of joint venture	(5,324)	(4,286)
Dividends from joint venture	1,545	1,623
Deferred tax provision (benefit)	(13,148)	4,537
Stock compensation expense	5,018	4,485
Loss on pension curtailment	284	-
Excess tax benefits from share-based payment arrangements	(993)	(1,186)
Increase (decrease) from changes, net of acquisitions, in:
Accounts receivable	14,700	(19,678)
Inventories	(6,275)	(22,521)
Other current assets	1,639	(2,570)
Other assets	879	722
Prepaid pension costs	6,074	1,920
Accounts payable	(11,008)	7,882
Accrued liabilities	4,592	694
Income taxes payable	7,007	(10,090)
Postretirement benefit obligations and other liabilities	293	2,165
Net cash from operating activities	78,666	31,440

Investing activities:
Investments and acquisitions, net of cash acquired	(280)	(175,583)
Capital expenditures	(20,183)	(12,935)
Proceeds from sale of fixed assets	823	124
Proceeds from sale of subsidiary	5,707	-
Net cash used in investing activities	(13,933)	(188,394)

Financing activities:
Short-term borrowings (repayments), net	(104,690)	110,919
Proceeds from issuance of long-term debt	-	30,000
Repayments of long-term debt	(35,337)	(7,832)
Payment of debt issuance fees	(173)	(3,156)
Preferred stock dividend	(345)	(963)
Common stock dividends	(4,704)	(4,061)
Proceeds from issuance of common stock, net	92,883	-
Exercise of stock options and other	552	2,840
Excess tax benefits from share-based payment arrangements	993	1,186
Net cash from (used in) financing activities	(50,821)	128,933

Effect of exchange rate changes on cash and cash equivalents	(468)	155

Net increase (decrease) in cash and cash equivalents	13,444	(27,866)
Cash and cash equivalents - beginning of year	9,526	37,392
Cash and cash equivalents - end of period	$22,970	$9,526